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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                    Under the Securities Exchange Act of 1934


                                ACMAT CORPORATION
                                (NAME OF ISSUER)

                              CLASS A COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                   004616 20 7
                                 (CUSIP NUMBER)

                               SEPTEMBER 28, 2001
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENt)

                              Rory A. Greiss, Esq.
                                Kaye Scholer LLP
                                 425 Park Avenue
                            New York, New York 10022
                                 (212) 836-8261
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONs)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
            [X]    Rule 13d-1(b)
            [ ]    Rule 13d-1(c)
            [ ]    Rule 13d-1(d)




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                                  SCHEDULE 13G
--------------------------------                          ----------------------
     CUSIP NO. 004616 20 7                                  PAGE 2 OF 7 PAGES

--------------------------------                          ----------------------

--------------------------------------------------------------------------------
                                   NAME OF REPORTING PERSON
                                   Robotti & Company, Incorporated
   1.                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                   (ENTITIES ONLY)
                                   11-2627501
--------------------------------------------------------------------------------
   2.                              CHECK THE APPROPRIATE BOX IF A MEMBER OF A
                                   GROUP*                                (A) [X]

                                                                         (B) [ ]
--------------------------------------------------------------------------------
                                  SEC USE ONLY
   3.

--------------------------------------------------------------------------------
                                   CITIZENSHIP OR PLACE OF ORGANIZATION
   4.                              New York

--------------------------------------------------------------------------------
                                   SOLE VOTING POWER
                             5.    0
    NUMBER OF SHARES
      BENEFICIALLY           ---------------------------------------------------
        OWNED BY                   SHARED VOTING POWER
         EACH                6.    93,590
       REPORTING
      PERSON WITH            ---------------------------------------------------
                                   SOLE DISPOSITIVE POWER
                             7.    0

                             ---------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                             8.    93,590

--------------------------------------------------------------------------------
                                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                   REPORT PERSON
   9.                              93,590

--------------------------------------------------------------------------------
                                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   10.                             EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
                                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
                                   ROW 9
   11.                             5.1%

--------------------------------------------------------------------------------
                                   TYPE OF REPORTING PERSON*
   12.
                                   CO, IV, BD
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
                 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
               TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                         AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------


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                                                   SCHEDULE 13G


                                  SCHEDULE 13G
--------------------------------                          ----------------------
     CUSIP NO. 004616 20 7                                  PAGE 3 OF 7 PAGES

--------------------------------                          ----------------------


--------------------------------------------------------------------------------
                                   NAME OF REPORTING PERSON
                                   Robert E. Robotti
   1.                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                   (ENTITIES ONLY)

--------------------------------------------------------------------------------
                                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
                                   GROUP*                             (A) [X]
   2.
                                                                      (B) [ ]
--------------------------------------------------------------------------------
                                  SEC USE ONLY
   3.

--------------------------------------------------------------------------------
                                   CITIZENSHIP OR PLACE OF ORGANIZATION
   4.
                                   United States

--------------------------------------------------------------------------------
                                   SOLE VOTING POWER
                             5.    0
    NUMBER OF SHARES
      BENEFICIALLY           ---------------------------------------------------
        OWNED BY                    SHARED VOTING POWER
          EACH
       REPORTING             6.    93,590
      PERSON WITH
                             ---------------------------------------------------
                                   SOLE DISPOSITIVE POWER
                             7.    0

                             ---------------------------------------------------
                                   SHARED DISPOSITIVE POWER
                             8.    93,590

--------------------------------------------------------------------------------
                                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                   REPORT PERSON
   9.                              93,590

--------------------------------------------------------------------------------
                                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                                   EXCLUDES CERTAIN SHARES*     [ ]
   10.

--------------------------------------------------------------------------------
                                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN
                                   ROW 9
   11.
                                   5.1%

--------------------------------------------------------------------------------
                                   TYPE OF REPORTING PERSON*
   12.
                                   IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
                 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES
               TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE,
                         AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------


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ITEM 1(A).        NAME OF ISSUER:

                  ACMAT Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  233 Main Street
                  New Britain, Connecticut 06050-2350

ITEM 2(A).        NAME OF PERSONS FILING:

                  This statement is filed by:

                  (i) Robotti & Company, Incorporated ("Robotti & Company"), a New York corporation; and
                  (ii) Robert E. Robotti ("Robotti"), a United States citizen.


ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  52 Vanderbilt Avenue, New York, New York 10017

ITEM 2(C).        CITIZENSHIP:

                  See item 2(a)


ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock


ITEM 2(E).        CUSIP NUMBER:

                  004616 20 7










                                Page 4 of 7 Pages

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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [X] Broker or dealer registered under Section 15 of the Exchange
                 Act.
         (b) [ ] Bank as defined in Section 3 (a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e) [ ] An investment adviser in accordance with Rule 13d-1 (b)(1)
                 (ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);
         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
         (j) [X] Group, in accordance with Rule 13d-1 (b) (1)(ii)(J)

ITEM 4.  OWNERSHIP:

         Robotti & Company, Incorporated and Robert E. Robotti share beneficial ownership of the 93,590 shares referred to below:

         (a)     Amount beneficially owned: 93,590 shares
         (b)     Percent of class: 5.1%
         (c)     Number of shares as to which such person has:
                 (i)   Sole power to vote or to direct the vote:  0 shares
                 (ii)  Shared power to vote or to direct the vote: 93,590 shares
                 (iii) Sole power to dispose or to direct the disposition of:
                       0 shares
                 (iv)  Shared power to dispose or to direct the disposition of:
                       93,590 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.



                                Page 5 of 7 Pages

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Robotti & Company, Incorporated, a New York corporation, is a registered broker-dealer.

         Robert E. Robotti, a United States citizen, is a director and the president and treasurer of Robotti & Company and is an investment advisor in accordance with Rule 13d-1(b) (1) (ii)
         (E)

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.














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                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 9, 2001



                                         Robotti & Company, Incorporated


                                         By:      /s/ Robert E. Robotti
                                                  ------------------------------
                                                  Name: Robert E. Robotti
                                                  Title: President and Treasurer


                                         By:      /s/ Robert E. Robotti
                                                  ------------------------------
                                                  Name: Robert E. Robotti




















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